First Internet Bancorp Reports Second Quarter 2019 Results

Highlights for the second quarter include:

▪	Diluted earnings per share of $0.60, an increase of 7.1% from the first quarter

▪	Net income of $6.1 million, an increase of 7.5% from the first quarter

▪	Total revenue of $19.6 million, a 5.1% increase from the first quarter driven by increased mortgage banking activity

▪	Significant balance sheet management activities, including $148.4 million of loan sales and sales of $30.6 million of lower-yielding securities

Fishers, Indiana, July 24, 2019 - First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today financial and operational results for the second quarter of 2019. Net income for the second quarter of 2019 was $6.1 million, or $0.60 diluted earnings per share. This compares to net income of $5.7 million, or $0.56 diluted earnings per share, for the first quarter of 2019, and net income of $6.0 million, or $0.67 diluted earnings per share, for the second quarter of 2018.

David Becker, Chairman, President and Chief Executive Officer, commented, “We are excited about the earnings results for the quarter, driven by solid top line revenue growth. Our lending teams continued to generate a substantial amount of new originations, with single tenant lease financing and healthcare finance leading the way. Additionally, our direct-to-consumer mortgage business had a terrific quarter, posting a 65% linked-quarter increase in revenue.

“We have made tremendous progress with our expansion into small business banking. The pipeline of new lending opportunities grew significantly during the second quarter. Furthermore, our efforts on the deposit side also began to produce results as business money market accounts provided over $34 million in new balances.

“We also delivered on our balance sheet management strategies, which included sales of lower-yielding seasoned loans and securities. In addition to helping manage our capital, these moves allowed our businesses to maintain their origination momentum. We expect to deploy the liquidity provided by these transactions, several of which closed late in the quarter, into higher-yielding new loan originations.

Mr. Becker concluded, “The high level of engagement from our team members throughout the organization remains the key to our success. We are proud of the strong culture and workplace environment we have created, which was recognized yet again during the quarter as we placed first for medium-sized companies on The Indianapolis Star’s annual “Top Workplaces in Central Indiana” list and, for the second consecutive year, won a special award for company leadership. I am very proud of the team we have assembled, and I thank them for their dedication.”

Net Interest Income and Net Interest Margin
Net interest income for the second quarter of 2019 was $16.1 million, compared to $16.2 million for the first quarter of 2019, and $15.5 million for the second quarter of 2018. On a fully-taxable equivalent basis, net interest income for the second quarter of 2019 was $17.7 million, compared to $17.8 million for the first quarter of 2019, and $16.6 million for the second quarter of 2018.

Total interest income for the second quarter of 2019 was $36.8 million, an increase of 5.3%, compared to the first quarter of 2019, and an increase of 34.4% compared to the second quarter of 2018. On a fully-taxable equivalent basis, total interest income for the second quarter of 2019 was $38.5 million, an increase of 5.2% compared to the first quarter of 2019, and an increase of 34.6% compared to the second quarter of 2018. The increase in total interest income compared to the first quarter of 2019 was driven primarily by a $178.6 million, or 5.0%, increase in average interest-earning assets, slightly offset by a 3 basis point decrease in the yield on those assets. The yield on interest-earning assets for the second quarter of 2019 declined to 3.97% from 4.00% in the prior quarter driven primarily by a 3 basis point decrease in the yield on the loan portfolio due mostly to the decline in three month LIBOR during the quarter and, to a lesser extent, lower loan fees.

Total interest expense for the second quarter of 2019 was $20.7 million, an increase of 10.6%, compared to the first quarter of 2019, and an increase of 73.5% compared to the second quarter of 2018. The increase in total interest expense compared to the first quarter of 2019 was driven primarily by a $114.5 million increase in average certificates and brokered deposit balances, combined with the effect of a 12 basis point increase in the cost of funds related to those deposits. While rates paid on new certificates of deposits production continued to decline during the second quarter of 2019, the overall cost of deposit funding increased as new production rates outweighed the costs of maturing certificates of deposits. Overall, the total cost of interest-bearing liabilities increased 10 basis points from the first quarter of 2019.

Net interest margin (“NIM”) declined 13 basis points to 1.73% for the second quarter of 2019, compared to 1.86% for the first quarter of 2019 and 2.17% for the second quarter of 2018. On a fully-taxable equivalent basis, NIM also decreased 13 basis points to 1.91% for the second quarter of 2019, from 2.04% for the first quarter of 2019 and 2.33% for the second quarter of 2018.

Noninterest Income
Noninterest income for the second quarter of 2019 was $3.5 million, compared to $2.4 million for the first quarter of 2019 and $2.2 million for the second quarter of 2018. The increase compared to the first quarter of 2019 was driven primarily by an increase in revenue from mortgage banking activities and other noninterest income, which was partially offset by loss on sale of securities. The increase in mortgage banking revenue of $1.0 million, or 64.7%, was due mainly to an increase in mandatory pipeline volumes as the decline in mortgage interest rates during the quarter drove increased interest rate lock commitment activity. The increase in other noninterest income was due primarily to the Company recognizing a $0.5 million gain on the sale of its ownership of Visa Class B shares. The $0.5 million loss on sale of securities during the second quarter of 2019 resulted from the Company selling lower-yielding mortgage backed and U.S. Government Agency securities with a book value of $30.6 million.

The Company sold loans with a book value of $148.4 million during the second quarter of 2019, recognizing a net $66,000 loss on the transactions. Gains recognized on the sale of single tenant lease financing loans were offset by losses on the sales of portfolio residential mortgages, which included fixed rate and seasoned lower-yielding adjustable rate loans. Additionally, public finance loans were sold at approximately book value. When including the impact of the loss on sale of securities and the gain realized on the sale of the Visa Class B shares, both discussed above, the net impact of these balance sheet management activities on the Company’s results of operations was a gain of $17,000.

Noninterest Expense
Noninterest expense for the second quarter of 2019 was $11.7 million, compared to $11.1 million for the first quarter of 2019 and $10.2 million for the second quarter of 2018. The increase from the first quarter of 2019 was due primarily to higher salaries and employee benefits and deposit insurance premiums. The increase in salaries and employee benefits was driven mainly by higher incentive compensation related to the increased mortgage production and a full quarter’s impact of employee merit compensation increases that were effective late in the first quarter of 2019.

Income Taxes
The Company reported income tax expense of $0.3 million and an effective tax rate of 5.3% for the second quarter of 2019, compared to $0.5 million and an effective tax rate of 8.5% for the first quarter of 2019 and $0.8 million and an effective tax rate of 11.5% for the second quarter of 2018. Income tax expense for the first quarter of 2019 included $0.1 million of expense associated with annual equity compensation vesting events which did not recur in the second quarter of 2019.

Loans and Credit Quality
Total loans as of June 30, 2019 were $2.9 billion, an increase of $21.2 million, or 0.7%, compared to March 31, 2019, and an increase of $487.1 million, or 20.5%, compared to June 30, 2018. Total commercial loan balances were $2.2 billion as of June 30, 2019, an increase of $86.3 million, or 4.1%, compared to March 31, 2019 and an increase of $440.7 million, or 25.3%, compared to June 30, 2018. Compared to the linked quarter, the growth in commercial loan balances was driven largely by production in healthcare finance and single tenant lease financing, partially offset by the sale of $30.9 million of single tenant lease financing loans and $22.4 million of public finance loans.

Total consumer loan balances were $639.8 million as of June 30, 2019, a decrease of $78.2 million, or 10.9%, compared to March 31, 2019, and an increase of $13.6 million, or 2.2%, compared to June 30, 2018. Compared to the linked quarter, the decline in consumer loan balances was driven primarily by the sale of $95.2 million of portfolio residential mortgage loans, partially offset by new originations in the recreational vehicles and trailers portfolios.

Total delinquencies 30 days or more past due were 0.24% of total loans as of June 30, 2019, compared to 0.18% as of March 31, 2019 and 0.03% as of June 30, 2018. Nonperforming loans to total loans increased to 0.19% as of June 30, 2019, compared to 0.12% at March 31, 2019 and 0.01% at June 30, 2018. Compared to the linked quarter, the increase in both delinquencies and nonperforming loans was due to a commercial loan relationship with a total unpaid principal balance of $1.9 million that was placed on nonaccrual status late in the quarter.

The allowance for loan losses as a percentage of total loans was 0.70% as of June 30, 2019, as compared to 0.66% as of March 31, 2019 and 0.68% as of June 30, 2018.

Net charge-offs of $0.3 million were recognized during the second quarter of 2019, resulting in net charge-offs to average loans of 0.04%, as compared to 0.05% in the first quarter of 2019 and 0.03% in the second quarter of 2018. The provision for loan losses in the second quarter of 2019 was $1.4 million, compared to $1.3 million for the first quarter of 2019 and $0.7 million for the second quarter of 2018. The increase in the provision for loan losses compared to the first quarter of 2019 was driven primarily by a specific reserve of $0.6 million recognized on the commercial loan relationship discussed above, partially offset by the impact of selling $148.4 million of loans during the quarter.

Balance Sheet Management
In the fourth quarter of 2017, when interest rates were forecasted to increase, the Company initiated an asset hedging strategy to enhance asset sensitivity and reduce long term interest rate risk. As of June 30, 2019, the Company had a total notional value of $435.5 million of pay fixed / receive variable interest rate swaps in place to hedge public finance loans, representing 61.7% of the total public finance loan balances outstanding. Including $88.2 million of notional value interest rate swaps in place to hedge investment securities, the Company had swaps with a total notional value of $523.7 million in place at the end of the second quarter of 2019 to hedge long-term fixed rate assets.

The Company also implemented a liability hedging strategy using pay fixed / receive variable interest rate swaps to extend the duration of short term FHLB advances and brokered variable rate money market deposits. As of June 30, 2019, the Company had $210.0 million of notional value interest rate swaps related to these funding sources.

Based on the declining interest rate environment during the first six months of 2019, the Company did not execute any additional interest rate swaps to hedge either assets or liabilities. In future periods, the Company’s use of interest rate swaps as a tool to manage exposure to both short- and long-term interest rate risk will be determined based on multiple factors, including, but not limited to, the interest rate environment and forward rate expectations.

In conjunction with the decline in interest rates throughout 2019, the Company has reduced rates offered on certificates of deposits in the institutional and public funds channels between 55 and 101 basis points, based on the maturity, and between 15 and 47 basis points for consumer certificates of deposits. To further protect earnings and profitability from the negative impact of declining interest rates, the Company has implemented price floors for new originations in most of its commercial lending areas.

The Company may also use loan sales or reposition the securities and wholesale funding portfolios to manage balance sheet growth and capital, provide liquidity and help improve NIM and profitability. As discussed above, during the second quarter, the Company sold $148.4 million of loans during the quarter, which included seasoned lower-yielding adjustable rate residential mortgage and public finance loans. The Company also sold $30.6 million of lower-yielding securities to improve the overall yield and shorten duration in the investment portfolio. Additionally, the Company refinanced $55.0 million of FHLB advances which resulted in savings of 34 basis points related to these borrowings.

Capital
As of June 30, 2019, total shareholders’ equity was $296.1 million, an increase of $2.1 million, or 0.7%, compared to March 31, 2019, due mainly to the net income earned during the quarter but partially offset by the impact of common stock repurchased during the quarter and an increase in accumulated other comprehensive loss. Book value per common share increased to $29.56 as of June 30, 2019, up from $29.03 as of March 31, 2019 and $27.71 as of June 30, 2018. Tangible book value per common share increased to $29.10, up from $28.57 and $27.25, each as of the same reference dates.

In connection with its previously announced stock repurchase program, the Company repurchased 112,129 shares during the second quarter of 2019 at an average price of $21.28 per share. Subsequent to quarter-end, the Company has repurchased an additional 37,862 shares at an average price of $20.75 per share through July 23. Since inception of the program, share repurchases have totaled 246,174 at an average price of $20.86 per share.

The following table presents the Company’s and the Bank’s regulatory and other capital ratios as of June 30, 2019.

	As of June 30, 2019
	Company	Bank

Total shareholders’ equity to assets	7.48%	7.93%
Tangible common equity to tangible assets [1]	7.37%	7.82%
Tier 1 leverage ratio [2]	8.06%	8.53%
Common equity tier 1 capital ratio [2]	11.08%	11.73%
Tier 1 capital ratio [2]	11.08%	11.73%
Total risk-based capital ratio [2]	14.31%	12.46%

[1] This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."
[2] Regulatory capital ratios are preliminary pending filing of the Company's and the Bank's regulatory reports.

Conference Call and Webcast
The Company will host a conference call and webcast at 12:00 p.m. Eastern Time on Thursday, July 25, 2019 to discuss its quarterly financial results. The call can be accessed via telephone at (888) 317-6016. A recorded replay can be accessed through August 25, 2019 by dialing (877) 344-7529; passcode: 10130514.
Additionally, interested parties can listen to a live webcast of the call on Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $4.0 billion as of June 30, 2019. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans, SBA financing and treasury management services. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release may contain forward-looking statements with respect to the financial condition, results of operations, trends in lending policies, plans, objectives, future performance or business of the Company. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “pending,” “plan,” “preliminary,” “remain,” “should,” “will,” “would” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance and healthcare finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; failure to close any pending acquisitions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, average tangible common equity, return on average tangible common equity, total interest income - FTE, net interest income - FTE and net interest margin - FTE are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Executive Vice President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income	$6,121	$5,696	$6,008	$11,817	$12,036

Per share and share information
Earnings per share - basic	$0.60	$0.56	$0.67	$1.16	$1.38
Earnings per share - diluted	0.60	0.56	0.67	1.16	1.38
Dividends declared per share	0.06	0.06	0.06	0.12	0.12
Book value per common share	29.56	29.03	27.71	29.56	27.71
Tangible book value per common share [1]	29.10	28.57	27.25	29.10	27.25
Common shares outstanding	10,016,458	10,128,587	10,181,675	10,016,458	10,181,675
Average common shares outstanding:
Basic	10,148,285	10,217,637	8,909,913	10,182,770	8,705,689
Diluted	10,148,285	10,230,531	8,919,460	10,186,833	8,731,331
Performance ratios
Return on average assets	0.65%	0.64%	0.82%	0.64%	0.84%
Return on average shareholders' equity	8.26%	7.91%	10.11%	8.09%	10.51%
Return on average tangible common equity [1]	8.39%	8.04%	10.31%	8.22%	10.73%
Net interest margin	1.73%	1.86%	2.17%	1.79%	2.22%
Net interest margin - FTE [1,2]	1.91%	2.04%	2.33%	1.97%	2.37%
Capital ratios [3]
Total shareholders' equity to assets	7.48%	8.01%	9.05%	7.48%	9.05%
Tangible common equity to tangible assets [1]	7.37%	7.89%	8.92%	7.37%	8.92%
Tier 1 leverage ratio	8.06%	8.34%	9.93%	8.06%	9.93%
Common equity tier 1 capital ratio	11.08%	11.66%	13.54%	11.08%	13.54%
Tier 1 capital ratio	11.08%	11.66%	13.54%	11.08%	13.54%
Total risk-based capital ratio	14.31%	13.68%	15.85%	14.31%	15.85%
Asset quality
Nonperforming loans	$5,386	$3,432	$285	$5,386	$285
Nonperforming assets	8,041	6,071	5,335	8,041	5,335
Nonperforming loans to loans	0.19%	0.12%	0.01%	0.19%	0.01%
Nonperforming assets to total assets	0.20%	0.17%	0.17%	0.20%	0.17%
Allowance for loan losses to:
Loans	0.70%	0.66%	0.68%	0.70%	0.68%
Nonperforming loans	370.9%	549.0%	5,632.6%	370.9%	5,632.6%
Net charge-offs to average loans	0.04%	0.05%	0.03%	0.04%	0.04%
Average balance sheet information
Loans	$2,889,478	$2,760,164	$2,278,415	$2,825,178	$2,216,987
Total securities	558,352	523,265	480,713	540,905	482,931
Other earning assets	248,996	246,732	79,346	247,871	91,946
Total interest-earning assets	3,723,424	3,544,849	2,856,029	3,634,630	2,809,583
Total assets	3,805,021	3,627,508	2,921,540	3,716,755	2,872,935
Noninterest-bearing deposits	42,566	42,551	44,524	42,558	44,252
Interest-bearing deposits	2,879,007	2,728,674	2,137,045	2,804,257	2,121,157
Total deposits	2,921,573	2,771,225	2,181,569	2,846,815	2,165,409
Shareholders' equity	297,148	291,883	238,465	294,530	230,840

1 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands
	June 30, 2019	March 31, 2019	June 30, 2018
Assets
Cash and due from banks	$5,638	$5,708	$3,694
Interest-bearing deposits	342,660	124,786	138,666
Securities available-for-sale, at fair value	522,334	520,382	460,822
Securities held-to-maturity, at amortized cost	35,826	31,222	19,203
Loans held-for-sale	30,642	13,706	20,672
Loans	2,861,156	2,839,928	2,374,035
Allowance for loan losses	(19,976)	(18,841)	(16,053)
Net loans	2,841,180	2,821,087	2,357,982
Accrued interest receivable	18,887	17,217	14,540
Federal Home Loan Bank of Indianapolis stock	25,650	23,625	22,050
Cash surrender value of bank-owned life insurance	36,527	36,293	35,579
Premises and equipment, net	14,405	13,737	10,169
Goodwill	4,687	4,687	4,687
Other real estate owned	2,619	2,619	5,041
Accrued income and other assets	77,774	55,107	22,668
Total assets	$3,958,829	$3,670,176	$3,115,773

Liabilities
Noninterest-bearing deposits	$44,040	$45,878	$44,671
Interest-bearing deposits	2,962,223	2,765,230	2,349,613
Total deposits	3,006,263	2,811,108	2,394,284
Advances from Federal Home Loan Bank	514,906	495,146	390,167
Subordinated debt	69,375	33,911	33,800
Accrued interest payable	2,930	1,549	435
Accrued expenses and other liabilities	69,235	34,449	15,000
Total liabilities	3,662,709	3,376,163	2,833,686
Shareholders' equity
Voting common stock	224,244	226,235	227,099
Retained earnings	87,454	81,946	69,066
Accumulated other comprehensive loss	(15,578)	(14,168)	(14,078)
Total shareholders' equity	296,120	294,013	282,087
Total liabilities and shareholders' equity	$3,958,829	$3,670,176	$3,115,773

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Amounts in thousands, except per share data
	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest income
Loans	$30,842	$29,218	$23,699	$60,060	$45,814
Securities - taxable	3,540	3,324	2,556	6,864	5,044
Securities - non-taxable	668	684	700	1,352	1,411
Other earning assets	1,794	1,773	461	3,567	1,126
Total interest income	36,844	34,999	27,416	71,843	53,395
Interest expense
Deposits	17,147	15,386	9,226	32,533	17,496
Other borrowed funds	3,592	3,369	2,729	6,961	5,023
Total interest expense	20,739	18,755	11,955	39,494	22,519
Net interest income	16,105	16,244	15,461	32,349	30,876
Provision for loan losses	1,389	1,285	667	2,674	1,517
Net interest income after provision for loan losses	14,716	14,959	14,794	29,675	29,359
Noninterest income
Service charges and fees	225	236	231	461	461
Mortgage banking activities	2,664	1,617	1,597	4,281	3,175
(Loss) gain on sale of loans	(66)	(104)	—	(170)	414
Loss on sale of securities	(458)	—	—	(458)	—
Other	1,089	623	349	1,712	669
Total noninterest income	3,454	2,372	2,177	5,826	4,719
Noninterest expense
Salaries and employee benefits	6,642	6,321	5,827	12,963	11,732
Marketing, advertising and promotion	466	469	608	935	1,324
Consulting and professional fees	835	814	633	1,649	1,484
Data processing	328	317	282	645	545
Loan expenses	292	314	260	606	497
Premises and equipment	1,497	1,500	1,231	2,997	2,445
Deposit insurance premium	747	555	480	1,302	945
Other	902	819	861	1,721	1,427
Total noninterest expense	11,709	11,109	10,182	22,818	20,399
Income before income taxes	6,461	6,222	6,789	12,683	13,679
Income tax provision	340	526	781	866	1,643
Net income	$6,121	$5,696	$6,008	$11,817	$12,036

Per common share data
Earnings per share - basic	$0.60	$0.56	$0.67	$1.16	$1.38
Earnings per share - diluted	$0.60	$0.56	$0.67	$1.16	$1.38
Dividends declared per share	$0.06	$0.06	$0.06	$0.12	$0.12

All periods presented have been reclassified to conform to the current period classification

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$2,916,076	$30,842	4.24%	$2,774,852	$29,218	4.27%	$2,295,970	$23,699	4.14%
Securities - taxable	460,816	3,540	3.08%	429,020	3,324	3.14%	386,207	2,556	2.65%
Securities - non-taxable	97,536	668	2.75%	94,245	684	2.94%	94,506	700	2.97%
Other earning assets	248,996	1,794	2.89%	246,732	1,773	2.91%	79,346	461	2.33%
Total interest-earning assets	3,723,424	36,844	3.97%	3,544,849	34,999	4.00%	2,856,029	27,416	3.85%
Allowance for loan losses	(19,275)			(18,229)			(15,782)
Noninterest-earning assets	100,872			100,888			81,293
Total assets	$3,805,021			$3,627,508			$2,921,540

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$117,665	$214	0.73%	$109,453	$212	0.79%	$93,599	$145	0.62%
Savings accounts	37,507	106	1.13%	38,853	108	1.13%	55,273	158	1.15%
Money market accounts	592,106	2,995	2.03%	563,106	2,752	1.98%	571,398	2,130	1.50%
Certificates and brokered deposits	2,131,729	13,832	2.60%	2,017,262	12,314	2.48%	1,416,775	6,793	1.92%
Total interest-bearing deposits	2,879,007	17,147	2.39%	2,728,674	15,386	2.29%	2,137,045	9,226	1.73%
Other borrowed funds	548,932	3,592	2.62%	540,705	3,369	2.53%	492,068	2,729	2.22%
Total interest-bearing liabilities	3,427,939	20,739	2.43%	3,269,379	18,755	2.33%	2,629,113	11,955	1.82%
Noninterest-bearing deposits	42,566			42,551			44,524
Other noninterest-bearing liabilities	37,368			23,695			9,438
Total liabilities	3,507,873			3,335,625			2,683,075
Shareholders' equity	297,148			291,883			238,465
Total liabilities and shareholders' equity	$3,805,021			$3,627,508			$2,921,540

Net interest income		$16,105			$16,244			$15,461

Interest rate spread			1.54%			1.67%			2.03%
Net interest margin			1.73%			1.86%			2.17%
Net interest margin - FTE [2,3]			1.91%			2.04%			2.33%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Six Months Ended
	June 30, 2019			June 30, 2018
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$2,845,854	$60,060	4.26%	$2,234,706	$45,814	4.13%
Securities - taxable	445,006	6,864	3.11%	387,818	5,044	2.62%
Securities - non-taxable	95,899	1,352	2.84%	95,113	1,411	2.99%
Other earning assets	247,871	3,567	2.90%	91,946	1,126	2.47%
Total interest-earning assets	3,634,630	71,843	3.99%	2,809,583	53,395	3.83%
Allowance for loan losses	(18,755)			(15,495)
Noninterest-earning assets	100,880			78,847
Total assets	$3,716,755			$2,872,935

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$113,582	$427	0.76%	$92,323	$268	0.59%
Savings accounts	38,177	213	1.13%	55,611	316	1.15%
Money market accounts	577,686	5,747	2.01%	566,897	4,022	1.43%
Certificates and brokered deposits	2,074,812	26,146	2.54%	1,406,326	12,890	1.85%
Total interest-bearing deposits	2,804,257	32,533	2.34%	2,121,157	17,496	1.66%
Other borrowed funds	544,841	6,961	2.58%	467,157	5,023	2.17%
Total interest-bearing liabilities	3,349,098	39,494	2.38%	2,588,314	22,519	1.75%
Noninterest-bearing deposits	42,558			44,252
Other noninterest-bearing liabilities	30,569			9,529
Total liabilities	3,422,225			2,642,095
Shareholders' equity	294,530			230,840
Total liabilities and shareholders' equity	$3,716,755			$2,872,935

Net interest income		$32,349			$30,876

Interest rate spread			1.61%			2.08%
Net interest margin			1.79%			2.22%
Net interest margin - FTE [2,3]			1.97%			2.37%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Loans and Deposits (unaudited)
Dollar amounts in thousands
	June 30, 2019		March 31, 2019		June 30, 2018
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$110,143	3.8%	$112,146	3.9%	$107,394	4.5%
Owner-occupied commercial real estate	83,979	2.9%	87,482	3.1%	86,068	3.6%
Investor commercial real estate	21,179	0.7%	11,188	0.4%	6,185	0.3%
Construction	47,849	1.7%	42,319	1.5%	46,769	2.0%
Single tenant lease financing	1,001,196	35.1%	975,841	34.3%	863,981	36.4%
Public finance	706,161	24.7%	708,816	25.0%	566,184	23.8%
Healthcare finance	212,351	7.4%	158,796	5.6%	65,605	2.8%
Total commercial loans	2,182,858	76.3%	2,096,588	73.8%	1,742,186	73.4%

Consumer loans
Residential mortgage	318,678	11.1%	404,869	14.3%	337,143	14.2%
Home equity	26,825	0.9%	27,794	1.0%	28,826	1.2%
Trailers	144,704	5.1%	140,548	4.9%	120,957	5.1%
Recreational vehicles	100,518	3.6%	95,871	3.4%	79,946	3.4%
Other consumer loans	49,029	1.7%	48,840	1.7%	59,261	2.5%
Total consumer loans	639,754	22.4%	717,922	25.3%	626,133	26.4%

Net deferred loan fees, premiums, discounts and other [1]	38,544	1.3%	25,418	0.9%	5,716	0.2%

Total loans	$2,861,156	100.0%	$2,839,928	100.0%	$2,374,035	100.0%

	June 30, 2019		March 31, 2019		June 30, 2018
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$44,040	1.5%	$45,878	1.6%	$44,671	1.9%
Interest-bearing demand deposits	126,669	4.2%	111,626	4.0%	91,748	3.8%
Savings accounts	31,445	1.0%	41,958	1.5%	48,897	2.1%
Money market accounts	607,849	20.3%	573,895	20.4%	582,565	24.3%
Certificates of deposits	1,629,886	54.2%	1,464,543	52.1%	1,231,438	51.4%
Brokered deposits	566,374	18.8%	573,208	20.4%	394,965	16.5%
Total deposits	$3,006,263	100.0%	$2,811,108	100.0%	$2,394,284	100.0%

1 Includes carrying value adjustments of $22.5 million, $11.5 million and ($2.5) million as of June 30, 2019, March 31, 2019 and June 30, 2018, respectively, related to interest rate swaps associated with public finance loans.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Total equity - GAAP	$296,120	$294,013	$282,087	$296,120	$282,087
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible common equity	$291,433	$289,326	$277,400	$291,433	$277,400

Total assets - GAAP	$3,958,829	$3,670,176	$3,115,773	$3,958,829	$3,115,773
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible assets	$3,954,142	$3,665,489	$3,111,086	$3,954,142	$3,111,086

Common shares outstanding	10,016,458	10,128,587	10,181,675	10,016,458	10,181,675

Book value per common share	$29.56	$29.03	$27.71	$29.56	$27.71
Effect of goodwill	(0.46)	(0.46)	(0.46)	(0.46)	(0.46)
Tangible book value per common share	$29.10	$28.57	$27.25	$29.10	$27.25

Total shareholders' equity to assets	7.48%	8.01%	9.05%	7.48%	9.05%
Effect of goodwill	(0.11%)	(0.12%)	(0.13%)	(0.11)%	(0.13)%
Tangible common equity to tangible assets	7.37%	7.89%	8.92%	7.37%	8.92%

Total average equity - GAAP	$297,148	$291,883	$238,465	$294,530	$230,840
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Average tangible common equity	$292,461	$287,196	$233,778	$289,843	$226,153

Return on average shareholders' equity	8.26%	7.91%	10.11%	8.09%	10.51%
Effect of goodwill	0.13%	0.13%	0.20%	0.13%	0.22%
Return on average tangible common equity	8.39%	8.04%	10.31%	8.22%	10.73%

Total interest income	$36,844	$34,999	$27,416	$71,843	$53,395
Adjustments:
Fully-taxable equivalent adjustments [1]	1,612	1,557	1,164	3,169	2,182
Total interest income - FTE	$38,456	$36,556	$28,580	$75,012	$55,577

Net interest income	$16,105	$16,244	$15,461	$32,349	$30,876
Adjustments:
Fully-taxable equivalent adjustments [1]	1,612	1,557	1,164	3,169	2,182
Net interest income - FTE	$17,717	$17,801	$16,625	$35,518	$33,058

Net interest margin	1.73%	1.86%	2.17%	1.79%	2.22%
Effect of fully-taxable equivalent adjustments [1]	0.18%	0.18%	0.16%	0.18%	0.15%
Net interest margin - FTE	1.91%	2.04%	2.33%	1.97%	2.37%

1 Assuming a 21% tax rate